EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter the "**Agreement**") is made as of Dec 9, (hereinafter the "**Effective Date**") by and between RAMBAM MED-TECH LTD., a corporation organized and existing under the laws of Israel (PC# 514496587), having its principal offices at Rambam Hospital, Aliya 8 St., P.O.B. 9664, Haifa 3525408, Israel (hereinafter "**RAMBAM**") and Nutriband Inc., a corporation organized and existing under the laws of Nevada, USA, having its principal offices at 121 S. Orange Ave, Orlando, FL, 32801m United States (hereinafter "**COMPANY**"), each a Party and together the Parties.

RECITALS

WHEREAS, RAMBAM is the technology transfer unit of Rambam Hospital and is authorized to commercialize and handle innovations and intellectual property rights and technology developed and/or owned by Rambam Hospital, including without limitation the technology pertaining to the RAMBAM Closed System Transfer Device of IV Drugs, as described in **Appendix A** (the "**Technology**" and the "**CSTD**"); and

WHEREAS, RAMBAM wishes to grant to the COMPANY and the COMPANY wishes to receive from RAMBAM an exclusive license in and to said intellectual property rights and Technology for the uses specified herein under the terms and conditions set forth below; and

WHEREAS, COMPANY has represented to RAMBAM that it shall commit itself to thorough and diligent efforts to develop, produce, manufacture, market and sell Licensed Products in the Field, as defined below, under said intellectual property rights and Technology.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, RAMBAM and COMPANY, intending to be legally bound, hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 "**Affiliate**" shall mean any entity which directly or indirectly controls, is controlled by or is under common control with a Party (including in case of RAMBAM entities controlled by RAMBAM Hospital). "Control" means holding more than fifty percent (50%) of the shares or right to designate the majority of the board of directors (or corresponding managing authority).

1.2 "**Company New Invention**" means any New Invention or such other commercially viable technology in the Field that may be considered similar or in breach of the

Intellectual Property Rights in and to the Technology, that is independently developed by or for the Company;

1.3 **"Development Plan"** - as defined in Article 6.1 hereto.

1.4 **"Effective Date"** the date in which both Parties execute this Agreement.

1.5 **"Field"** or **"Field of Use"** shall mean crushing dry medicines for gavage feeding of patients.

1.6 **"Net Sales"**: means the net Sales generated from the Sale of the Products, which equals to the annual gross revenues received with respect to sale of the Products and/or any commercialization of the Products (as a product, service or otherwise) by any Invoicing Entity, less any sale taxes (except sublicense fees).

1.7 **"Inventors"** shall mean Dr. Salim Hadad and Engineer Zvi Leffel at RAMBAM/Rambam Hospital, and anyone operating under their direction and control.

1.8 **"Invoicing Entity"** shall mean COMPANY, its Affiliates and their Sublicensees at any tier.

1.9 **"Joint Invention"** means any of the following: (i) Company New Invention; (ii) any New Invention, as to which (a) one or more inventors is an employee, student, consultant, contractor or other researcher of RAMBAM and (b) one or more inventors is an employee, consultant or contractor of the Company.

1.10 **"Licensed Product"** shall mean any diagnostic, prophylactic, therapeutic or other product which is described in or dependent on or uses the RAMBAM Licensed IP (including without limitation Joint Inventions) or any derivative or part thereof or which otherwise could not be practiced but for the RAMBAM Licensed IP or any derivative or part thereof.

1.11 **"Licensed Patents**: as defined in Article 7.3 hereto.

1.12 **"Licensed Service"** shall mean any diagnostic, prophylactic, therapeutic or other method or service which is described in or dependent on or uses the RAMBAM Licensed IP or which otherwise could not be practiced but for the RAMBAM Licensed IP.

1.13 Cancelled

1.14 **"New Invention"** shall mean any invention or know-how, whether patentable or not, conceived or reduced to practice and which is an improvement, update, modification or derivative of RAMBAM Licensed IP.

1.15 **"Patent Rights"** shall mean the patents issued by RAMBAM which include __________; and any patents that have been issued or in the future will be issued

from the above referenced patent applications including all divisionals, continuations, reissues, renewals, re-examinations, extensions or additions to any such patent-application or patent.

1.16 **"RAMBAM Background IP"** shall mean the Patent Rights and further proprietary know-how and confidential information developed prior to the date of this Agreement as part of the Technology for which patent applications may or may not also be filed;

1.17 **"RAMBAM Inventor"** – a RAMBAM employee who is engaged in the development of the Rambam Licensed IP/Technology.

1.18 **"RAMBAM Licensed IP"** shall mean the RAMBAM Background IP and Joint Inventions, should there be any.

1.19 **"Sale"** or **"Sold"** shall mean the transfer or disposition (including via lease or license) of a Licensed Product or provision of a Licensed Service to an entity for value in any form, whether in the form of cash payments, royalties, fees, stock, or any other compensation.

1.20 **"Sublicensee"** shall mean any non-Affiliate third party to whom COMPANY or its Affiliates or another Sublicensee has granted the right to develop, manufacture, distribute, sell, offer for sale and/or use Licensed Products, Licensed Service or RAMBAM Licensed IP as granted in this License.

1.21 **"Sublicense Fee"** – as defined in Article 4.3 hereto.

1.22 **"Subsidiary"** shall mean a wholly owned subsidiary registered in Florida with 100% ownership by COMPANY, which shall be formed by COMPANY as soon as practical after the Effective Date, to exclusively handle the development and commercialization of the Technology and the RAMBAM Licensed IP on behalf of the Company under this License Agreement.

1.23 **"Third Party"** shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.24 **"Valid Patent Claim"** shall mean a claim of an issued and unexpired patent or a pending claim in a pending patent application within the Patent Rights which has not been (i) revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is unappealable, or is unappealed within the time allowed for appeal, or (ii) disclaimed.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1 Each Party represents and warrants to the other that:

(a) It validly exists under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as currently owned or licensed and conducted; and
(b) It has the corporate power and authority to execute and deliver this Agreement, and to carry out all the terms and provisions hereof to be carried out by it; and
(c) The execution and delivery of this Agreement has been duly authorized by all necessary corporate action; and
(d) This Agreement has been duly executed and delivered and is a legal, valid and binding obligation enforceable in accordance with its terms.

2.2 RAMBAM represents and warrants to COMPANY that:

(a) RAMBAM has not previously granted and will not grant any rights under the RAMBAM Licensed IP that are inconsistent with the rights and licenses granted to COMPANY herein; and
(b) to the best of its knowledge as of the Effective Date, without prior research, there are no claims of any third parties that would call into question the rights of RAMBAM to grant to COMPANY the rights and licenses contemplated hereunder; and

2.3 Except as otherwise expressly set forth, and without limitation to chapter 9 below, neither RAMBAM Hospital nor RAMBAM or their respective administrators, trustees, directors, officers and employees make no representations and extend no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, completeness, use, accuracy, non-infringement, enforceability, validity of RAMBAM Licensed IP including any patent rights, either issued or pending, or that the RAMBAM Licensed IP shall be useful in any manner or commercially exploitable, and the absence of latent or other defects, whether or not discoverable.

2.4 In no event shall RAMBAM Hospital, RAMBAM or their administrators, trustees, directors, officers and employees be liable for any special, indirect, incidental, consequential or exemplary damages of any kind, including loss of business opportunities, loss of goodwill, or loss of use, economic damage or injury to property or lost profits, regardless of whether RAMBAM or RAMBAM Hospital shall be advised, shall have other reason to know, or in fact shall know of the possibility.

2.5 Without limitation to Article 2.3 and 2.4 above, RAMBAM makes no representation and extends no warranties of any kind, either express or implied, as to the validity or non-infringement of any of the RAMBAM Licensed IP, issued or pending or as to the ability to obtain patents with respect to the RAMBAM Licensed IP. RAMBAM disclaims all warranties whatsoever with respect to the RAMBAM Licensed IP, either express or implied, including, but not limited to warranties of non-infringement, merchantability, or fitness for a particular purpose. The Company makes no representation and extends no warranties of any kind, either

express or implied, as to the ability to obtain patents with respect to the RAMBAM Licensed IP, and disclaims all warranties whatsoever with respect thereto, either express or implied.

ARTICLE 3
GRANT OF LICENSE RIGHTS

3.1 The Company warrants and undertakes to exercise the License (as defined below) granted hereunder in full compliance with any applicable law in general and as further set under Article 12, and to ascertain that its Affiliates and Sublicensees are in full compliance with the aforementioned and with the provisions of this Agreement.

3.2 RAMBAM hereby grants to COMPANY, subject to all the terms and conditions of this Agreement, an exclusive, worldwide (subject to Article 7.1), sub-licensable (pursuant to Articles 3.3, 3.4 and 4.3 hereto), royalty-bearing license to the RAMBAM Licensed IP in the Field, including the right to develop, manufacture, use, market, distribute, make, have made, sell, have sold, offer to sell, import and export Licensed Products and Licensed Services (hereinafter "**License**" or "**Licensed Rights**").

3.3 COMPANY shall not have the right to sublicense any of its rights and obligations hereunder including without limitation the Licensed Rights granted to it hereunder to any unaffiliated third party without the express written permission of RAMBAM, at RAMBAM's discretion. In addition, COMPANY may only sublicense this Agreement to any Affiliate provided that such Affiliate has solid financial abilities and provided further that such Affiliate consents directly towards RAMBAM to be bound by this Agreement to the same extent as COMPANY, without relieving COMPANY of its obligations hereunder.

3.4 In any event, even after such sublicense is approved by RAMBAM, any sublicenses granted by COMPANY, an Affiliate or Sublicensee under this License shall be consistent with this Agreement and shall protect the rights of RAMBAM under the Agreement. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement. COMPANY will notify RAMBAM within at least forty five (45) days' notice of its intention to grant a sublicense and will provide to RAMBAM with a copy of the intended sublicense agreement in English and any additional information requested by RAMBAM, and RAMBAM may comment on the same. In any event, even if approved by RAMBAM, any act or omission by an Affiliate or Sublicensee that would have constituted a breach of this Agreement had it been an act or omission by Company, shall constitute a breach of this Agreement by the Company.

3.5 RAMBAM reserves the right to use, develop, commercialize and/or practice the RAMBAM Licensed IP outside the Field as it deems fit, including by way of licensing such rights to Third Parties. In addition, RAMBAM reserves the right at any time to use, make or practice the RAMBAM Licensed IP and any Joint

Inventions whether within or outside the Field, solely for its own educational and academic research purposes and for the internal use of RAMBAM Hospital and in particular in respect of treatment of patients, and to grant nonexclusive rights to other academic institutions or to the Inventors to use, make and/or practice RAMBAM Licensed IP solely for educational and academic research purposes and for the internal use of RAMBAM Hospital, in particular for the in treatment of patients.

3.6 Joint inventions. Joint Inventions shall be considered as a joint property of RAMBAM and COMPANY (each according to its contribution to such Invention), and, during the Term (as defined in Article 11) shall be considered for the purposes of this Agreement as an inseparable part of the RAMBAM Licensed IP and shall be subject to the terms of the License and this Agreement, in the Field. Both Parties shall sign on the necessary documents required in order to establish the joint ownership in such Joint Inventions. Accordingly, during the term of the License the Company shall have an exclusive right to use and commercialize the Joint Inventions in the Field under the terms of this License. Any use by the COMPANY of the Joint Inventions outside the Field shall require RAMBAM's prior approval at its sole discretion and be subjected to royalty payments as shall be agreed upon or such other commercial agreements. Neither Party may sell or assign its Intellectual Property Rights in and to a Joint Invention without the prior consent of the other party (except for exclusions in respect of the Parties' Affiliates as included in this Agreement).

3.7 All rights, title and interest in and to the RAMBAM Licensed IP and to RAMBAM Inventions shall be owned by RAMBAM The Company undertakes not to do, or cause to be done, any acts contesting or in any way impairing or tending to impair any portion of their right, title and interest in and to any of the aforesaid. Any New Invention conceived or developed solely by RAMBAM staff or any of the Inventors, shall be the sole property of RAMBAM, however, during the first 24 months following the Effective Date, such RAMBAM New Inventions shall be licensed to COMPANY under the License solely in the Field. Following such period of 24 months, for additional 24 months thereafter, any RAMBAM New Invention with commercial viability in the Field, will be offered to COMPANY, on a right of first refusal basis and with commercial terms to be negotiated between the Parties. Any use by the COMPANY of RAMBAM New Inventions outside the Field shall require RAMBAM's prior approval at its sole discretion and be subjected to royalty payments as shall be agreed upon or such other commercial agreements.

3.8 It is agreed between the Parties, that any independently developed (by either Party), commercially viable technology in the Field that may be considered similar or in breach of the Intellectual Property Rights in and to the Technology, shall be either considered a Company New Invention (if developed by the Company) or part of the Rambam Licensed IP (if developed by Rambam) which shall be treated undr Section 3.7 above, or a Joint Invention (if jointly developed by both Parties) and

shall therefore fall under the License and this Agreement, to avoid a conflict of interest.

ARTICLE 4
CONSIDERATION

In consideration of the License rights granted by RAMBAM to COMPANY under this Agreement, COMPANY will make to RAMBAM the following payments:

4.1 An upfront licensing fee of $50,000 (US$ fifty thousand) due within fifteen (15) days from the Effective Date of this Agreement. Such upfront license fee is non-refundable and non-creditable against any future payments.

4.2 Running royalties on Net Sales of Licensed Product or Licensed Services by any Invoicing Entity shall be due as follows:

a. As long as a Valid Patent Claim of the Patent Rights exists in any jurisdiction, a royalty of six and a half Percent (6.5%) of Net Sales of each Licensed Product or Licensed Service ("**Royalties**") worldwide.

b. In the event a Licensed Product or Licensed Service is sold for other than cash, the royalty to be paid will be based on the Net Sales price of a comparable Licensed Product or Licensed Service in arms- length.

c. In the event that a Licensed Product or Licensed Service is marketed in combination with any other product and is not separately priced, the earned royalty for such Licensed Product or Licensed Service shall be based on its stand-alone price at arm's length.

4.3 Sublicense Fees: In the case of sublicensing of any rights granted hereunder to a Sublicensee:
Sixteen percent (16%) of Net Sales, lump sum or periodic payments other than running Royalties on Net Sales, including all cash and non-cash items not earmarked for a specific purpose, paid to an Invoicing Entity which constitute consideration for sublicensing rights granted by an Invoicing Entity or for an option for such sublicense but excluding amounts paid to COMPANY for product development, research work, clinical studies, or regulatory approvals performed by or for the COMPANY, each pursuant to a specific agreement including a performance plan and commensurate budget, true and accurate copies of which will be provided to RAMBAM as proof of such.

4.4 Payment on Exit: the Company shall pay to RAMBAM, within up to 7 business days after completion of a Liquidation Event (as defined below), and prior to any distribution to the Company's (or the Subsidiary's) shareholders: (i) an amount equal to 5% of the valuation of the gross transaction value, should the Liquidation

Event occurs in the Subsidiary; or (ii) an amount equal to 5% of the value of the Subsidiary, should a Liquidation Event occur in the COMPANY itself (such value shall be evaluated by an independent evaluator as detailed in the succeeding sentence). However, if there is no Subsidiary, then, in such event, RAMBAM shall receive an amount equal to 5% from the value of the activity relating to the License and the commercialization of the Licensed Products and Licensed Services, as fairly valued by an independent auditor, or an independent valuation firm. "**Liquidation Event**", shall mean the completion of any event of merger of the COMPANY, or the Subsidiary, in or to another entity in which the shareholders of the COMPANY, or the Subsidiary, prior to such event cease to Control the Company, or the Subsidiary, after such event; or an acquisition of most of the assets or shares of the COMPANY (including the case in which the activity of the Company or its Affiliates in respect of the License is acquired), or the Subsidiary; or in case that the COMPANY, or the Subsidiary, is liquidated or dissolved. Nevertheless, RAMBAM may upon a Liquidation Event, by written notice to the COMPANY, terminate this License instead of such payment, and in such case Article 11 [Termination] shall apply.

ARTICLE 5
PAYMENT, RECORDS AND REPORTS

5.1 The Company shall add VAT to any payment made to RAMBAM under this Agreement as required by applicable law. All License fees and Milestone Payments shall be made on the respective dates specified in Article 4 above. Reimbursement for patent expenses shall be made in line with Article 7 hereto. Other payments specified under Article 4 above shall be made on the times specified in Article 5.2 below.

5.2 Beginning in the first Sale of a Licensed Product or Licensed Service by an Invoicing Entity, COMPANY shall deliver to RAMBAM a true and accurate report, giving such particulars of the business conducted by COMPANY, its Affiliates, and its Sublicensees, on a country-by-country basis, during each six (6) calendar months preceding June 30 and December 31, as are pertinent to an account for payments hereunder. Such reports shall be due to RAMBAM on July 31 and January 31 of each year and shall include at least:

(a) a detailed description and accounting of all COMPANY's clinical development, marketing and business development efforts to commercially develop Licensed Products and Licensed Services;
(b) detailed description of any Milestone achieved and the Milestone Payment made to RAMBAM under Article 4.1 above.
(c) the quantities of Licensed Product produced and Licensed Services provided;
(d) the total Sales and Gross Revenues of such Licensed Product and Licensed Services;
(e) a detailed listing of all permitted deductions from the total amount of Net Sales of such Licensed Products and Licensed Services based on Net Sales definition;
(f) the calculation of Royalties thereon;

(g) the total Royalties so computed and due RAMBAM;
(h) designation of all payments received by COMPANY from Sublicensees during the aforementioned periods and the calculation of the Sublicensing Fees.
(i) Exclusivity Payments due under Article **Error! Reference source not found.** above; and
(j) All investments in the Company that entitle RAMBAM to payments under Article and calculation payments due to RAMBAM for such investments.

Simultaneously with the delivery of each report, COMPANY shall pay to RAMBAM the amount, if any, due for the period of such report, which shall be paid to RAMBAM with the addition of applicable VAT. If no payments are due, it shall be so reported. The first report and payment due under this Article 5.2 is due within thirty (30) days after the conclusion of the period in which the first Sale of a Licensed Product or Licensed Service occurs. During the Term, the Company will maintain complete and accurate books and records sufficient to verify its compliance with the provisions of this Article 5.2. Company will, upon at least ten (10) days' prior written request by Rambam, allow an auditor from a nationally recognized accounting firm to audit such books and records on Rambam's behalf, to the extent necessary to verify Company's.; provided that: (a) any such audit is conducted during normal business hours and in a manner designed to not unreasonably interfere with Company's ordinary business operations, (b) audits may not occur more frequently than once every twelve (12) months, (c) each such audit may only cover the period commencing after the period covered by the last audit conducted pursuant to this Article, if any, and (d) the auditor may be required to sign a standard Answers confidentiality agreement.

5.3 Amounts payable under this Agreement shall be paid in New Israel Shekels (NIS) by check or wire transfer to RAMBAM. All payments due under this Agreement shall be sent to: [address]________________________ (for checks); wiring instructions: ________________________

5.4 In the event that any payment due under this Agreement to RAMBAM is not received when due, that payment shall accrue interest beginning on the tenth calendar day following the due date thereof, calculated at the annual rate of the sum of the prime interest rate quoted by <u>The Wall Street Journal Eastern Edition</u> on the date said payment is due plus two percent (2%), without affecting RAMBAM's other remedies under this Agreement or any applicable law.

5.5 During the term of this Agreement and for three (3) years thereafter, COMPANY shall keep complete, true and correct records of its, its Affiliates' and its Sublicensees' Net Sales of Licensed Products and Licensed Services in sufficient detail to enable the Royalties payable hereunder to be determined.

5.6 COMPANY shall permit RAMBAM or its representatives to examine once per annum, upon ten (10) days prior written notice, its books and records in order to inspect, audit and verify any report required under this Agreement. COMPANY will cooperate with RAMBAM or RAMBAM'S representatives in the performance of their inspection and audit. If the amount due to RAMBAM under this Agreement is determined to have been underpaid by more than five percent (5%), then COMPANY shall pay the cost of such inspection and audit.

5.7 Tax Withholding. The Company will make all payments to RAMBAM under this Agreement without deduction or withholding for taxes.

ARTICLE 6
DUE DILIGENCE REQUIREMENTS

6.1 COMPANY shall proceed diligently with the development of Licensed Products and Licensed Services and shall use its best efforts to bring Licensed Products and Licensed Services to market through a thorough, vigorous and diligent commercialization program. An initial development plan is enclosed as SCHEDULE 6 hereto, and may be amended in mutual consent ("**Development Plan**").

6.2 In partial satisfaction of the obligations of Article 6.1 above, the COMPANY shall achieve the following events within the time frame set forth below:

- Securing at least a US$ 500,000 direct investment (the "**Initial Investment**") in the RAMBAM Licensed IP for technological development and/or for the commercialization of the RAMBAM Licensed IP, within 24 months as of the Effective Date, to be in accordance with a plan to be submitted by RAMBAM to the COMPANY. It is understood that the COMPANY has its own clinical development subsidiary, 4p Therapeutics. It is understood that up to 65% of the Initial Investment can and may be in the form of in-house salaries and compensation for staff working internally on the clinical development of the RAMBAM Licensed IP and/or the Technology. The remainder may be allocated to prototype development, market research, FDA correspondence, marketing and more.
- It is agreed that the COMPANY shall enter into a consulting agreement with RAMBAM, in a form customarily used in Rambam, within 45 days as of the Effective Date, according to which: (a) during at least the First 2 years the Inventors shall receive an hourly consulting fee per each Inventor (for actual consulting rendered by the Inventors) of NIS 500, and up to 10 consulting hours per month per each Inventor.

  If the COMPANY fails to achieve securing the aforesaid Initial investment within such time of 24 months, and does not remedy that failure within sixty (60) days of written notice by RAMBAM, then RAMBAM may, by written notice to the COMPANY, terminate this License or convert it to non-exclusive,

at RAMBAM'S sole discretion. However, if during the said sixty (60) days' period, the COMPANY notifies RAMBAM in writing that it is in advanced stages of negotiation of the required investment, the COMPANY shall have an additional one time period of thirty (30) days to consummate the said investments before RAMBAM shall be entitled to terminate this License or convert it to non-exclusive, as aforesaid.

- No later than 3 months as of the date on which the COMPANY has received sufficient clinical data with respect to the technology, COMPANY shall apply to the FDA for a Pre-IDE.
- Upon the later of: (a) 3 (three) years as of the application for a Pre-IDE; or (b) 1 (one) year as of the receipt of the FDA approval, the COMPANY shall begin sales of the RAMBAM Licensed IP, otherwise, this Agreement and the License shall be terminable by RAMBAM, or may be converted by RAMBAM to non-exclusive, at RAMBAM'S sole discretion.
- At RAMBAM's request COMPANY will provide a 6-month review of expenses and development costs to RAMBAM.

6.3 If the COMPANY believes that it will not achieve a milestone set out in the Development Plan or in Section 6.2/above by the applicable deadline ascribed thereto, it shall notify RAMBAM in writing in advance. The COMPANY shall include with such notice (a) a reasonable explanation of the reasons for such failure and the commercial efforts to reach the relevant milestone ("**Explanation**") and (b) a reasonable, detailed, written plan for achieving the relevant milestone as soon as practicable ("**Plan**"). If the COMPANY so notifies RAMBAM, but fails to provide RAMBAM with both an Explanation and Plan, or in the event the Explanation and/or the Plan are not acceptable to RAMBAM in its reasonable discretion then the failure to achieve the relevant milestone shall be considered a material breach of this Agreement entitling RAMBAM to terminate this Agreement. Prior to any termination by RAMBAM of this Agreement due to failure to meet a milestone (or a revised milestone), the COMPANY shall have a cure period of 90 days, which may be further extended by the Parties in mutual consent.

6.4 It is acknowledged by the Parties that development can be delayed by unforeseen and unusual consequences neither caused by nor under the control of COMPANY (for the purposes of this Agreement, COVID-19 and its implications shall not be considered as unusual consequences under the control of the COMPANY). Should such delays cause COMPANY to fail to complete any development event within the allotted time, the periods allotted may be extended by mutual agreement, following sufficient documentation of such delays by COMPANY.

ARTICLE 7

PATENT FILING, MAINTENANCE and PROSECUTION

7.1 Within 7 days after the Effective Date, COMPANY will reimburse RAMBAM for all out-of-pocket expenses incurred in the filing, prosecution and maintenance of the Patent rights, in a total amount of US $7,000, as set out on SCHEDULE 7 hereto.

7.2 As of the Effective Date, COMPANY shall, in full consultation with RAMBAM, be responsible, at its sole cost and expense, for the diligent and ongoing filing, prosecution and maintenance of the Licensed Patent Rights and Joint Inventions in the jurisdictions agreed upon by the Parties, using counsel selected by RAMBAM and reasonably acceptable to the COMPANY, with an aim to seek comprehensive patent protection for the Licensed Patent Rights and Joint Inventions and that each patent application shall be filed in the major market territories. The COMPANY shall promptly forward to RAMBAM copies of any substantive correspondence and actions prepared for or received from any patent office relating to the Licensed Patent Rights, and provide RAMBAM with a reasonable opportunity to comment on all draft filings of Licensed Patent rights prior to their submission to the relevant patent authority.

7.3 All patents covering RAMBAM Licensed IP ("**Licensed Patents**") shall be filed and registered in the name of RAMBAM. Commencing on the Effective Date, any and all reasonable ongoing costs and expenses pertaining to the preparation, filing, maintenance and prosecution of the Licensed Patent Rights shall be borne and paid by the COMPANY including all past payments made by Rambam.

7.4 The Parties shall consult in all respects relating to the manner of making applications and registering the Licensed Patents Rights. The Parties shall assist each other in all respects relating to the preparation of documents for the registration of Licensed Patent Rights or the maintenance thereof forthwith upon the other Party's request, at the expense of the COMPANY.

7.5 Failure by the COMPANY to diligently and reasonably maintain, prosecute and defend the Licensed Patent rights shall constitute a material breach of this Agreement.

7.6 In the event that the COMPANY shall fail to cause the diligent filing, maintenance, prosecution and/or defense of the Licensed Patents Rights, or fail to pay the costs and expenses associated therewith (such abandoned Licensed Patent rights - the "**Abandoned Licensed Patent rights**"; and such Patent Jurisdiction - the "**Abandoned Patent Jurisdiction**"), then at RAMBAM's election either: *(a)* the License shall be terminated in its entirety with an immediate notice and RAMBAM shall at its discretion and expense continue to prosecute and maintain the Licensed Patent rights as it deems fit; or (b) the License shall be terminated solely in respect of the Abandoned Patent in its entirety or solely in respect of such Abandoned Patent Jurisdiction, as RAMBAM deems fit, all without affecting RMABAM's

other remedies available under this Agreement or any applicable law for such breach. After termination of the License the Company shall have no rights whatsoever to exploit the Patent rights or such Abandoned Licensed Patent rights worldwide, or in such Abandoned Patent Jurisdiction, as the case may be. After such effective termination or partial termination RAMBAM shall be entitled, to continue to file, maintain, prosecute and/or defend the respective Patents that are excluded from the License in such jurisdictions as are excluded from the License, as it deems fit, and grant rights in and to such patents and the commercialization thereof to third parties.

7.7 This Article shall apply to Joint Inventions *mutatis mutandis*.

7.8 Prosecution and Defense. Provisions relating to Prosecution and Defense shall be as set forth in Schedule 7.8.

ARTICLE 8
INDEMNIFICATION, PRODUCT LIABILITY& INSURANCE

In this Article 8 each party which either directly or via its Affiliates and/or any person on its or its Affiliates' behalf, including its Sublicensees, commercializes Licensed Products or Licensed Services or conducts any other action or omission within its liability as set in Article 8.1 below, and any Invoicing Entity, shall be referred to as "**Commercializing Party**".

8.1 Each Commercializing Entity will (and will cause all its Sublicensees and Affiliates to) protect, defend, hold harmless and indemnify RAMBAM, Rambam Hospital, and their respective administrators, directors, trustees, officers, managers, employees, students and agents, and the insurers, successors and assigns of any of the foregoing (collectively, the "**Indemnitees**") at the expense of Commercializing Entity for and from any and all claims, causes of action, court or administrative orders, and liability (including but not limited to product liability and strict liability) for any loss, expense (including reasonable attorney's fees, court costs, any costs of settlement and other legal expenses), injury, damage, or act in conjunction with or arising out of or in any way connected with (1) any use or practice by the Commercializing Entity, its Affiliates or its Sublicensees, their directors, trustees, officers, employees, contractors, subcontractors and agents, of the RAMBAM Licensed IP or any action or omission of such persons and entities under this License Agreement or in breach thereof; (2) the design, manufacture, distribution or use of Licensed Products or Licensed Services or (3) any claim that the development, use or commercialization of Licensed Products or Licensed Materials or other commercial use of the RAMBAM Licensed IP by or for the Company/other Invoicing Entity infringes upon any Third Party's intellectual property rights including copyright, trade secret, patent, trademark; or (4) any Product Liability Claim as defined in Article 9.4 below.

8.2 In the event that any of the Indemnitees should incur or suffer any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys'

fees) of whatever kind or nature (all of the foregoing, collectively, "**Liabilities**") that arise out of or result from or are encountered in connection with the exercise of the License by a Commercializing Party or as otherwise set forth in Article 8.1 above, or shall be requested or obliged to pay any amount whatsoever as compensation for any such Liabilities, then: (a) such Indemnitee shall, as promptly as is reasonably possible without prejudice to the Commercializing Party's defense, give the Commercializing Party notice of such claim or demand ("**Claim**") and give the Commercializing Party sole control over the conduct of the defense and settlement of any such claim, provided that the Commercializing Party shall not be entitled to enter into any settlement that would constitute a stipulation of Third Party claims against any Indemnitee, or a relinquishment of the Indemnitees rights in any intellectual property licensed herein, or admit liability on behalf of the Indemnitees nor admit any fact that is prejudicial to the defense of the Indemnitees, without the prior written consent of the relevant Indemnitees; and (b) the Commercializing Party shall defend, indemnify and hold harmless such Indemnitees upon their first demand, from and against any and all such Liabilities.

8.3 Each of the COMPANY, its Affiliates or its Sublicensees shall obtain from a reputable insurance company sufficient and suitable insurance, commensurate with level of risk as it should be reasonably anticipated in the present and as it may develop, to insure against its liability during the period immediately beginning prior to any use or commercialization thereof and continuing during the entire period that the License it receives herein is in force, plus any additional period any such Licensed Product is being commercialized by it or its Affiliate or Sublicensee, and any relevant period under any applicable statute of limitation.

8.4 COMPANY, its Affiliates and Sublicensees shall provide RAMBAM with written evidence of such insurance, including the policies and declarations pages, immediately upon request, notify RAMBAM at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, and obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or materials change.

8.5 The COMPANY shall be liable for any loss, injury or damage whatsoever caused directly or indirectly to RAMBAM, Rambam Hospital, the Inventors, or to any third party, by reason of the COMPANY's acts or omissions pursuant to this Agreement, or by reason of any use made by the COMPANY, its employees, Affiliates, Sublicensees, and/or their respective business associates and customers, of the RAMBAM Licensed IP, or any Licensed Product or Licensed Service, or due to the exercise of the License.

ARTICLE 9

LIMITATIONS ON LIABILITY AND DISCLAIMERS

Without limitation to Articles 8 above or any other disclaimers set forth herein:

9.1 The liability of RAMBAM to the COMPANY under or arising out of this agreement, weather for breach of contract, in tort (including but not limited to negligence) or otherwise shall not exceed in aggregate the amount of its revenues actually received from the COMPANY hereunder during the most recent 12 months prior to the first relevant event for which damage is sought, except in case of willful misconduct on the part of RAMBAM, Rambam Hospital or any of their Affiliates.

9.2 In no event shall RAMBAM be liable for any actions, claims or the like by the COMPANY or any third party in respect of any uses of the Licensed IP by the Company or by others engaged with the COMPANY, including in respect of Licensed Products (or Licensed Services) or any infringement, deprivation or violation of the intellectual property or other rights of any person or entity.

9.3 Without limitation to the disclaimers made under Article 2 above, the RAMBAM Licensed IP is provided "as-is" and "as-available".

9.4 Without limitation to the generality of the aforementioned, the Indemnitees shall have no liability to COMPANY, Affiliates, Sublicensees, and their respective administrators, directors, trustees, officers, managers, employees, and agents, and the insurers, successors and assigns of any of the foregoing ("**Company Related Persons**") or to any purchasers or users of Licensed Products or Licensed Services for any claims, demands, losses, costs, or damages suffered by COMPANY and Company Related Persons or purchasers or users of Licensed Products or Licensed Services, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use or sale of such Licensed Products ("**Product Liability Claims**").

ARTICLE 10
USE OF NAMES AND CONFIDENTIALITY

10.1 Except as required by law or in the ordinary course of business identification and description, neither COMPANY nor RAMBAM shall issue any press release or other public statements in connection with this Agreement intended for use in the public media without the express written approval of the other party, which approval shall not be unreasonably withheld.

10.2 "**Confidential Information**" shall mean any confidential or proprietary information furnished by one party to this Agreement (the "**Disclosing Party**") to the other party to this Agreement (the "**Receiving Party**") in connection with the performance of any obligation under this Agreement, provided that such information is specifically designated as confidential, or it is confidential by its nature. Such Confidential Information includes, without limitation, tangible materials (such as prototype products), patent applications and materials related to the preparation, prosecution, and maintenance of any Patent Rights or other RAMBAM Licensed IP, trade secrets, know-how, inventions, invention disclosures or descriptions, technical data or specifications, testing methods, descriptions of

research and development activities, research and development data and results, processes, and procedures.

10.3 Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

10.4 Except as provided below in Articles 10.5 and 10.6, during the Term and thereafter for a period of five (5) years, the Receiving Party shall (i) maintain all Confidential Information in strict confidence, using at least the same degree of care that the Receiving Party uses to protect its own confidential information, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, faculty, students, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who reasonably need to know such Confidential Information for the performance of the Receiving Party's obligations under this Agreement; (ii) use all Confidential Information solely for the performance of the Receiving Party's obligations under this Agreement; and (iii) allow its directors, officers, employees, faculty, students, consultants, and advisors to reproduce the Confidential Information only to the extent reasonably necessary for the performance of the Receiving Party's obligations under this Agreement. All reproductions of Confidential Information made pursuant to this Article 10.4 shall be considered as being Confidential Information

10.5 The obligations of the Receiving Party under Article 10.4 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; and/or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure

10.6 Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the

expiration or termination of this Agreement and at the written request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information solely for record purposes.

10.7 COMPANY shall not disclose any Confidential Information to any third party except: (i) in accordance with the exceptions recited in Article 10.5 of this Agreement; (ii) under a confidentiality agreement to a Sublicensee or potential Sublicensee; and/or (iii) with the prior written consent of RAMBAM. RAMBAM shall not disclose any Confidential Information to any third party except: (i) in accordance with the exceptions recited in Article 10.5 of this Agreement or (ii) with the written consent of COMPANY.

10.8 Notwithstanding the foregoing, RAMBAM may publish research results in RAMBAM Licensed IP as further set under Article 14.4 below.

10.9 For the avoidance of doubt, this License is not designed to allow any use of any medical information, of any sort, whether or not it is anonymized or de-identified, and any such information shall be handled in a separate agreement between the Parties, based on the standard agreements customary in RAMBAM. This Article 10 does not grant any right to use or disclose such information.

ARTICLE 11
TERM & TERMINATION

11.1 Unless earlier terminated as hereinafter provided, the "**Term**" of this Agreement shall mean a period of time commencing on the Effective Date and ending upon the last date in which Royalties are due under Article 4.2 above. Thereafter, the Agreement shall expire automatically, and COMPANY shall have a fully paid up, perpetual, royalty-free license to use the Patent Rights in the Field without further obligation to RAMBAM.

11.2 RAMBAM shall have the right to terminate this Agreement if (i) COMPANY fails to make any payment due hereunder and COMPANY continues to fail to make the payment, either to RAMBAM directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of sixty (60) days after receiving notice from RAMBAM specifying COMPANY'S failure, or (ii) The Company or any Company Related Persons has challenged, challenges, or causes any third party to challenge, the intellectual property rights of RAMBAM to the RAMBAM Licensed IP or in the Joint Inventions anywhere in the world; (iii) in accordance with Section 6 of this Agreement; or (iv) under other circumstances specified in this Agreement .

11.3 Except as otherwise provided by law, this Agreement may be terminated with immediate effect (a) by either Party in the event of a material breach of this Agreement by the other Party which is not remedied within ninety (90) days from notice of such breach; or (b) by either Party, in any of the following events: bankruptcy, insolvency of the other Party, or, should any Party make an assignment for the benefit of creditors or commit an act of bankruptcy or file or have filed against it a petition in bankruptcy or reorganization proceedings or ceases to carry on business as an ongoing concern; (c) by RAMBAM in case of a Liquidation Event as set in Article 4.4.

11.4 Upon early termination or expiration of this Agreement (other than by the passage of time), all rights granted to the COMPANY hereunder shall immediately and without further action by RAMBAM revert to RAMBAM, and the Company: (i) shall not be entitled to make any further use in the RAMBAM Licensed IP or a Joint Invention (ii) shall remain obliged to assign its rights, title and interests, should there be any, in the Joint Inventions to RAMBAM and shall execute all documents necessary to effect this assignment (ii) shall forthwith return to RAMBAM all RAMBAM Licensed IP and RAMBAM's Confidential Information as set under Article 11.6 below and shall not retain any copies for its use or for any purpose.

11.5 the expiration or termination of this Agreement shall not release any Party from any obligations, duties or liabilities accrued prior to such expiration or termination, or which are by their terms or nature intended to survive such expiration or termination, including without limitation Article 2 (representations & warranties), Article 5.5 (maintenance of records), Article 8 (Indemnification, Product Liability & Insurance), Article 9 (Limitations on Liability and Disclaimers), Article 10 (Use of Names & Confidentiality), Article 11 (termination), Article 13 (Dispute Resolution) and Article 14.1 (governing law), intellectual property rights including without limitation under Article 3.5 and 3.6 hereto, payments that are due or become due after termination, relevant reports under Article 6, Insurance, and General Provisions.

11.6 Should this Agreement be terminated or cancelled for any reason, COMPANY (including Affiliates and Sublicensees) will turn over to RAMBAM any and all data relating to the RAMBAM Licensed IP in its possession, on any media stored, including but not limited to COMPANY'S medical, toxicological, pharmacological, pre-clinical. clinical, adverse reaction reports, processes, applications, submissions, Such transfer of said data from COMPANY to RAMBAM shall occur within thirty (30) days of termination or cancellation of this Agreement. RAMBAM shall have the full ownership rights to this data and shall be able to use it in any way to further develop the RAMBAM Licensed IP or Patent Rights.

11.7 In the event of termination of this Agreement in which RAMBAM requests the transfer of the patent portfolio of the Licensed RAMBAM Patents or the Joint

Inventions from the Company's patent counsel back to RAMBAM's patent counsel, any reasonable out of pocket expenses involved in such transfer shall be paid by RAMBAM.

ARTICLE 12
COMPLIANCE

COMPANY shall at all times during the term of this Agreement and for so long as it shall use the RAMBAM Licensed IP or sell Licensed Products and/or Licensed Services comply and cause its Affiliates and Sublicensees to comply with all applicable laws that may control the practice of the Licensed Rights hereunder, including without limitation research, development, trials, import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the RAMBAM Licensed IP, Licensed Products, Licensed Services or any other activity undertaken pursuant to this Agreement.

ARTICLE 13
DISPUTE RESOLUTION

13.1 RAMBAM and COMPANY shall attempt to settle between them amicably any controversy arising out of or related to this Agreement or the breach thereof. A senior executive from each party shall consult and negotiate to reach a solution within 30 days from the date a Party approached the other Party in request to hold such discussion.

13.2 If the Parties cannot reach agreement pursuant to Article 13.1 above within 30 days after the matter was brought before the senior executives as aforementioned, then any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled judicially by a court of competent jurisdiction located in Haifa, Israel.

ARTICLE 14
GENERAL PROVISIONS

14.1 This Agreement and any future amendment thereof shall be governed by, and construed and interpreted in accordance with, the laws of the state of Israel, without regard to conflicts of laws principles.

14.2 The relationship of COMPANY and RAMBAM established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between COMPANY and RAMBAM. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, expressed or implied, on behalf of the other.

14.3 This Agreement is binding upon and shall inure to the benefit of RAMBAM, its successors and assigns, and shall be binding upon and shall inure to the benefit of COMPANY and the successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by COMPANY without prior written approval by RAMBAM being first obtained.

14.4 Publications. RAMBAM, Rambam Hospital and Inventors will be free to publish research results achieved solely by RAMBAM and the Inventors based upon the Patent Rights. In order to avoid loss of rights as a result of premature disclosure of patentable information, Inventors shall submit any prepublication or pre-disclosure material based upon the RAMBAM Licensed IP to the COMPANY for review at least thirty (30) days prior to planned submission for publication or disclosure. COMPANY shall have the right to request alterations or revisions only in case the material contains Confidential Information which the Company wishes to patent prior to publication or if the materials contain an obvious error. COMPANY shall notify RAMBAM, Rambam Hospital and Inventor within thirty (30) days after it receives such material whether the intended publication includes confidential information for which it desires to file patent applications on any inventions contained in the material. COMPANY may request a delay in publication in order to file patent applications, but in no event shall the delay in publication exceed sixty (60) days. Notwithstanding any of the foregoing, Rambam Hospital, RAMBAM and Inventor shall have the final authority to determine the scope and content of any publications.

14.5 In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the Party, excluding COVID-19 and its implications, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay, provided such party uses its best efforts to cure such delay, and provided however that the other Party may terminate the Agreement upon a delay of more than 6 months by the affected party.

14.6 Any notice or other communication required by this Agreement shall be made in writing and shall be deemed to have been properly given if delivered in person, or by first class certified mail, or via overnight courier, or by facsimile transmission provided that facsimile transmissions are promptly confirmed, to the other party at the appropriate address as set forth below, or to such other address as may be designated in writing by the parties from time to time during the term of this Agreement. Any such notice shall be deemed to have been served within one business date after the date received by the addressee.

If to RAMBAM:	***If to COMPANY:***
Haaliya 8 st., Haifa, Israel	121 S. Orange Ave, Orlando, FL, 32801 United States

14.7 This Agreement may not be altered, amended or modified in any way except by a written document signed by both parties. The failure of a Party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such Party thereafter to enforce that provision or any other provision or right.

14.8 Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

14.9 If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable. Such holding shall have no effect on the remaining provisions of this Agreement and they shall continue in full force and effect.

14.10 The Parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

14.11 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both or which together shall constitute one and the same instrument.

***IN WITNESS WHEREOF**, the Parties hereto have caused their duly authorized representatives to execute this Agreement.*

RAMBAM	**COMPANY** Nutriband Inc.
Rambam MedTech Ltd P.O.B 9664 Haifa 31096 Israel 51-4496587	
By: ______________	By: ______________
Name: Roee Atlas, CEO Rambam MedTech	Name: Gareth Sheridan
Title: ______________	Title: CEO
Date: ______________	Date: Dec 9, 2020

SCHEDULE 6.1
DEVELOPMENT PLAN

SCHEDULE 7
PATENT EXPENSES PRIOR TO EFFECTIVE DATE

SCHEDULE 7.8

Prosecution and Defense

Terms that are not defined in this Schedule 7.8, shall have the meaning ascribed to them in the Agreement.

1. If either Party shall become aware of any known or threatened infringements, imitations or counterfeits of the Licensed Patent rights or a Joint Invention by any Third Party ("**Infringements**"), or of any legal challenge by any Third Party to the validity or ownership of same ("**Challenges**"), such Party shall promptly notify the other Party.
2. Where such Infringement or Challenge is in a jurisdiction included under the Agreement, the COMPANY is obligated to promptly take appropriate legal action to defend the Licensed Patent rights against such Infringement or Challenge, in its own name and at the Company's cost and expense, and with counsel of the Company's choosing that is reasonably acceptable to RAMBAM. RAMBAM, only if requested by the COMPANY, shall, join the COMPANY as a party to any such proceeding relating to such Infringement or Challenge, and execute such documents and take such other actions as the COMPANY deems necessary or helpful, at the cost and expense of the COMPANY.
3. In any legal action initiated by the COMPANY in the circumstances described in section 2 above, RAMBAM shall have full access to and participation in all internal discussions with the COMPANY regarding such action. RAMBAM shall have the right to retain its own separate legal counsel, at RAMBAM's expense.
4. The COMPANY shall not enter into any settlement agreement with a Third Party in respect of any Infringement or Challenge without the prior written consent of RAMBAM. The COMPANY shall not make any statements on behalf of RAMBAM or admit any facts, the effect of which would be detrimental to the validity and ownership (by RAMBAM) of the Licensed Patent rights, without the prior written consent of RAMBAM.
5. In the event that the COMPANY shall fail or elect not to take legal action in its own name and at its own cost, or shall neglect or abandon any such legal action previously commenced by it, then RAMBAM shall be entitled to assume the prosecution or defense of such actions, and to pursue such other legal action against third parties as it sees fit, without derogating from its remedies under this Agreement or any applicable law.
6. Recovery
   a. If the COMPANY has seen an Infringement or Challenge action through to its completion and has not abandoned such action, then the remaining balance of such award, after deduction of expenses and legal fees of the COMPANY will be split 80% (eighty percent) to the COMPANY, and 20% (twenty percent) to RAMBAM.
   b. If the COMPANY abandons such action, and RAMBAM assumes the prosecution or defense of such action prior to the time of such award, then the amount of such award shall be allocated to RAMBAM.